Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common shares, no par value, of the Issuer (as such term is defined in the Schedule 13G referred to above), unless and until a Reporting Person shall give written notice to the other Reporting Persons that it wishes to make separate Schedule 13G filings.

The undersigned further agree that each party hereto is responsible for timely filing of such statement on Schedule 13G and any further amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be duly executed effective as of January 13, 2025.

Dated:  January 13, 2025

AJAY RAJU

/s/ Ajay Raju, in his individual capacity

215 Capital Togo PHL Fund I, LP

By:	Togo PHL Management LLC, its Management Company

	By:	/s/ Ajay Raju Ajay Raju Managing Member

Togo PHL Management LLC

By:	Ajay Raju, its managing member

/s/ Ajay Raju